Exhibit 99

For Release: October 31, 2008
Miami – Oct. 31, 2008 – Burger King Holdings, Inc. (NYSE: BKC):

Burger King Holdings, Inc. Reports First Quarter Fiscal 2009 Results
Positive Comparable Sales and Net Restaurant Expansion Drive Strong Revenue Performance
Confirms Full-Year EPS Growth Forecast of 12 to 15 percent

Highlights:
•	Revenues up 12 percent to $674 million
•	19th consecutive quarter of worldwide positive comparable sales; 3.6 percent
•	18th consecutive quarter of United States and Canada positive comparable sales; 3.0 percent
•	Trailing 12-month (TTM) average restaurant sales (ARS) up 8 percent, to $1.32 million – a new record high
•	TTM net restaurant count increases by 342 – on target to meet annual guidance
•	EPS and adjusted EPS results as outlined below:

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	% change
EPS	$0.36	$0.35	3%
Adjustments[1]	$0.02	$-	NM
Adjusted EPS	$0.38	$0.35	9%
1 See non-GAAP reconciliations for further details.
NM – not meaningful

Burger King Holdings, Inc. delivered robust revenue growth led by an increased number of company restaurants, positive worldwide comparable sales in all segments and significant worldwide net restaurant expansion.

Comparable sales were up 3.6 percent, marking the 19th consecutive quarter of worldwide same-store-sales growth. In the United States and Canada, comparable sales were up 3.0 percent, the 18th consecutive quarter of same-store-sales growth.  Additionally, the system opened 67 net new restaurants, the highest number of first quarter net restaurant openings in seven years.

As a result, the company posted strong revenues for the first quarter of $674 million, up 12 percent from $602 million in the same quarter last year.

“The global strength of our business is evidenced by our solid top-line expansion,” said John Chidsey, chairman and chief executive officer. “We delivered strong revenues even with mounting economic and consumer uncertainties by successfully executing on our multiple growth strategies, including net restaurant growth, product innovation, marketing leadership, longer competitive hours and operational excellence.”

Comparable sales worldwide were fueled primarily by the implementation of strategic pricing as well as a strong mix of high demand indulgent and value product offerings and promotional tie-ins.  Results were also aided by regionally based offerings such as the successful introduction of an innovative and healthy kids meal, which includes BKTM Fresh Apple Fries and nutritionally fortified Kraft® Macaroni and Cheese in the U.S. and Whopper® sandwich limited time offers in both Europe and Latin America. Also contributing to sales were family promotions used throughout many markets including PokemonTM, CrayolaTM and Neopets®.

“We significantly expanded our revenue as we leveraged our global footprint and broad-based consumer appeal. Our guests continue to seek our affordable pricing, elevated quality and convenience. We believe our brand is positioned to perform well in spite of the current economic slowdown as proven by our track record of continued sales increases,” Chidsey added.

Worldwide trailing 12-month ARS reached a record high – posting an 8 percent increase to $1.32 million compared to $1.22 million in the same period last year. Worldwide first quarter fiscal 2009 ARS increased 5 percent to $343,000 compared to $327,000 in the same quarter last year.

“We are very pleased with our top-line performance; however, we recognize company restaurant margins were significantly pressured by record high commodity costs, expenses related to our U.S. and Canada reimaging program and acquisition start-up costs,” Chidsey said.

The company’s earnings were also impacted by an incremental $9 million of expenses recorded in Other Income and Expense as compared to the same period last year. Five million (equaling $0.02 of EPS) of the increase consisted of primarily non-cash expenses resulting from volatility in foreign currencies and interest rate markets.

Chidsey continued: “Going forward, we expect earnings will benefit from already moderating food and energy costs, expected sales lifts from the newly reimaged company restaurants and the elimination of acquisition expenses.”

For the quarter, the company reported earnings per share of $0.36 compared to $0.35 in the same quarter last year. Adjusted earnings per share, excluding $3 million of adjustments, increased 9% percent to $0.38 compared to $0.35 in the year ago period. These adjustments consisted of expenses related to the previously announced acquisition of 72 franchise restaurants, specifically settlement charges and start-up costs.

Development

In the first quarter, the company increased its worldwide net restaurant count by 67, led by its international markets in Europe and the Middle East. During the last 12 months, the company opened a total of 342 net new restaurants.

“The momentum of our global development pipeline is confirmed by our solid quarterly and trailing 12-month net restaurant growth,” Chidsey said. “Given our strong development activity and our first quarter net restaurant growth, we expect to achieve our planned 350 to 400 net new restaurants in fiscal 2009 as we expand our brand in North America and around the world.”

Uses of Cash

During the first quarter, the company generated $52 million of cash flow from operations, which was used for key strategic purposes targeted at enhancing shareholder value. The company declared and paid a cash dividend totaling $8 million and opportunistically repurchased $18 million of its shares. The company also invested $4 million on its U.S. and Canada reimaging program which is expected to generate attractive returns.

“Even amidst the current economic slowdown, our ability to generate solid cash flow is a fundamental benefit of our highly franchised business model,” said Ben Wells, chief financial officer. “And our strong balance sheet uniquely positions us to invest in the brand, driving future growth.”

Future growth

The product and promotional calendar for the second quarter is structured to continue the company’s multi-year positive comparable sales trend. Scheduled marketing initiatives include a soon-to-be announced interactive gaming promotion. Other campaigns slated to increase SuperFamily sales include iDogTM and The SimpsonsTM. In addition, the company will strategically focus on expanding the breakfast and late-night dayparts with competitive hours advertising and will continue to build upon its successful barbell menu strategy.

Chidsey concluded: “Our business fundamentals remain strong and we believe that our brand is well positioned to drive future profitability as we continue to execute on our proven strategies: expanding our global footprint; accelerating our company restaurant reimaging program; providing our guests with an exceptional dining experience; and maintaining our industry-leading marketing. Our strategies remain on course; therefore, we are reaffirming our full-year EPS forecast of $1.54 to $1.59 for 12 to 15 percent EPS growth based on our outlook for continued positive comparable sales, significant restaurant development and increased income from operations.”

About Burger King Holdings, Inc.

The BURGER KING® system operates more than 11,600 restaurants in all 50 states and in 73 countries and U.S. territories worldwide. Approximately 90 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. In 2008, Fortune magazine ranked Burger King Corp. among America’s 1,000 largest corporations. To learn more about Burger King Corp., please visit the company’s Web site at www.bk.com.

Related Communication

Burger King Holdings Inc. (NYSE:BKC) will hold its first quarter earnings call for fiscal year 2009 on Friday, Oct. 31, at 10 a.m. (Eastern time) following the release of its first quarter results before the stock market opens on the same day. During the call, Chairman and Chief Executive Officer John Chidsey, Chief Financial Officer Ben Wells, President, Global Marketing, Strategy, and Innovation Russ Klein and Senior Vice President of Investor Relations and Global Communications Amy Wagner will discuss the company's first quarter results.

This call is being Web cast and may be accessed via the company's Web site at www.bk.com through the Investor Relations link.

U.S. participants may also access the earnings call by dialing (888) 679-8035; participants outside the United States may access the call by dialing (617) 213-4848. The participant passcode is 29706352. The call will be available for replay under the company's Web site at www.bk.com through the Investor Relations link for a period of 30 days.

Participants may also pre-register for the conference call at https://www.theconferencingservice.com/prereg/key.process?key=P4GA4MN79 (Due to its length, this URL may need to be copied/pasted into your Internet browser's address field. Remove the extra space if one exists).

CONTACT: Burger King Holdings, Inc., Miami
BKC Media Relations
Michelle Miguelez, 305-378-7277
mmiguelez@whopper.com
or
BKC Investor Relations
Amy Wagner, 305-378-7696
awagner@whopper.com

FORWARD-LOOKING STATEMENTS

Certain statements made in this report that reflect management's expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements include statements regarding our expectations regarding the strength and momentum of our worldwide business: our expectations regarding worldwide net restaurant growth, our global development pipeline and our ability to execute on our development strategy; our beliefs regarding our guests’ expectations; our expectations regarding the ability of the Burger King® brand to perform well and generate continued sales increases and solid cash flow in spite of the current economic slowdown; our expectations that our earnings will benefit from moderating food and energy costs, expected sales lifts from newly reimaged Company restaurants and the elimination of acquisition expenses; our expectations regarding our ability to use our balance sheet to drive future growth; our expectations regarding the success of our promotional calendar for the second quarter of fiscal 2009; our expectations regarding the ability of our reimaging program to increase sales and generate attractive returns; our ability to continue to capture a larger market of the breakfast and late night dayparts and continue to build upon our barbell menu strategy; our beliefs and expectations regarding fiscal 2009; our ability to execute on our strategic initiatives to drive future profitability and deliver our earnings per share guidance and net new restaurant forecast for fiscal 2009; and other expectations regarding our future financial and operational results. These forward-looking statements are only predictions based on our current expectations and projections about future events.  Important factors could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.

These factors include those risk factors set forth in filings with the Securities and Exchange Commission, including our annual and quarterly reports, and the following:

•	Our ability to compete domestically and internationally in an intensely competitive industry;

•	Our ability to successfully implement our international growth strategy;

•
Our ability to manage increases in our operating costs, including costs of food and paper products, rent expense, energy costs and labor costs, which can adversely affect our operating margins and financial results, particularly in an environment of declining sales or challenging macroeconomic conditions, if we choose not to pass, or cannot pass, these increased costs to our guests;

•	Risks related to our international operations;

•
Economic or other business conditions that may affect the desire or ability of our customers to purchase our products such as inflationary pressures, higher unemployment rates, increases in gas prices, declines in median income growth, consumer confidence and consumer discretionary spending and changes in consumer preferences;

•	Our continued good relationship with, and the success of, our franchisees;

•
The ability of our franchisees to obtain financing for new development, restaurant remodels and equipment initiatives on acceptable terms or at all given the current turmoil in the global credit markets;

•	Our continued ability, and the ability of our franchisees, to obtain suitable locations for new restaurant development;

•	The effectiveness of our marketing and advertising programs and franchisee support of these programs;

•
Risks related to franchisee financial distress which could result in, among other things, restaurant closures, delayed or reduced payments to us of royalties and rents and increased exposure to third parties, such as landlords;

•	Risks related to the renewal of franchise agreements by our franchisees;

•	The ability of franchisees who are experiencing losses from their other businesses to continue to make payments to us and invest in our brand;

•	Risks related to food safety, including foodborne illness and food tampering;

•	Risks related to the loss of any of our major distributors, particularly in those international markets where we have a single distributor, and interruptions in the supply of necessary products to us;

•
Our ability to execute on our reimaging program in the U.S. and Canada to increase sales and profitability, and the short term impact of our reimaging program on revenues and operating margins due to temporary restaurant closures and accelerated depreciation of  assets;

•	Our ability to identify and consummate successfully acquisition and development opportunities in new and existing markets;

•	Our ability to refinance or modify our bank debt or obtain additional financing to fund our future cash needs given the current lending environment;

•	Risks related to the impact of the global financial and credit crisis on the restaurant industry in general and on our business and results of operations;

•
Risks related to the ability of counterparties to our secured credit facility, interest rate swaps and foreign currency forward contracts to fulfill their commitments and/or obligations due to disruptions in the global credit markets, including the bankruptcy or restructuring of certain financial institutions;

•
Fluctuations in currency exchange and interest rates, and their impact on both pretax income and the income tax provision, and our ability to successfully manage the impact of volatility in foreign currencies and interest rate markets;

•	Risks related to interruptions or security breaches of our computer systems and risks related to the lack of integration of our worldwide technology systems;

•	Our ability to continue to extend our hours of operations, at least in the U.S. and Canada, to capture a larger market of both the breakfast and late night dayparts;

•	Changes in consumer perceptions of dietary health and food safety and negative publicity relating to our products;

•	Our ability to retain or replace executive officers and key members of management with qualified personnel;

•
Our ability to utilize foreign tax credits to offset our U.S. income taxes due to continuing losses in the U.K. and other factors and risks related to the impact of changes in statutory tax rates in foreign jurisdictions on our deferred taxes and effective tax rate;

•	Our ability to realize our expected tax benefits from the realignment of our European and Asian businesses;

•	Changes in demographic patterns of current restaurant locations;

•	Our ability to adequately protect our intellectual property;

•	Risks related to market conditions, including the market price and trading volume of our common stock, that would affect the volume of purchases, if any, made under our Share Repurchase Program;

•	Our ability to manage changing labor conditions and difficulties in staffing our international operations;

•	Risks related to disruptions and catastrophic events, including disruption in the financial markets, war, terrorism and other international conflicts, public health issues and natural disasters;

•	Adverse legal judgments, settlements or pressure tactics; and

•	Adverse legislation or regulation.

These risks are not exhaustive and may not include factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.

Burger King Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars and shares in millions, except for per share data)

			Increase / (Decrease)
Three Months Ended September 30,	2008	2007	$	%
Revenues:
Company restaurant revenues	$497	$441	$56	13%
Franchise revenues	146	131	15	11%
Property revenues	31	30	1	3%
Total revenues	674	602	72	12%
Company restaurant expenses	435	373	62	17%
Selling, general and administrative expenses	125	119	6	5%
Property expenses	15	14	1	7%
Other operating (income) expense, net	9	-	9	NM
Total operating costs and expenses	584	506	78	15%
Income from operations	90	96	(6)	(6)%
Interest expense	15	18	(3)	(17)%
Interest income	(1)	(2)	1	(50)%
Interest expense, net	14	16	(2)	(13)%
Income before income taxes	76	80	(4)	(5)%
Income tax expense	26	31	(5)	(16)%
Net income	$50	$49	$1	2%

Earnings per share - basic (1)	$0.37	$0.36	$0.01	3%
Earnings per share - diluted (1)	$0.36	$0.35	$0.01	3%

Weighted average shares - basic	135.0	135.2
Weighted average shares - diluted	137.3	137.7

(1)  Calculated using whole dollars and shares.
NM - Not meaningful

PERFORMANCE INDICATORS AND USE OF NON-GAAP FINANCIAL MEASURES

To supplement the Company’s condensed consolidated financial statements presented on a U.S. Generally Accepted Accounting Principles (GAAP) basis, the Company uses three key business measures as indicators of the Company’s operational performance: sales growth, comparable sales growth and average restaurant sales.  These measures are important indicators of the overall direction, trends of sales and the effectiveness of the Company’s advertising, marketing and operating initiatives and the impact of these on the entire Burger King® system. System-wide data represent measures for both Company and franchise restaurants. Unless otherwise stated, sales growth, comparable sales growth and average restaurant sales are presented on a system-wide basis.

The Company also provides certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted net income and adjusted earnings per share.

EBITDA is defined as earnings (net income) before interest, taxes, depreciation and amortization, and is used by management to measure operating performance of the business. Management believes EBITDA is a useful measure as it reflects certain operating drivers of the Company’s business, such as sales growth, operating costs, selling, general and administrative expenses and other operating income and expense. EBITDA is also one of the measures used by the Company to calculate incentive compensation for management and corporate-level employees.

Adjusted EBITDA for the three months ended September 30, 2008 excludes $2 million of charges associated with the acquisition of franchise restaurants from a large franchisee in the U.S. and $1 million of start up charges associated with acquired restaurants. There were no adjustments to EBITDA for the three months ended September 30, 2007.

While EBITDA and adjusted EBITDA are not recognized measures under GAAP, management uses these financial measures to evaluate and forecast the Company’s business performance. These non-GAAP financial measures have certain material limitations, including:

▪
they do not include net interest expense. As the Company has borrowed money for general corporate purposes, interest expense is a necessary element of its costs and ability to generate profits and cash flows;

▪	they do not include depreciation and amortization expenses. As the Company uses capital assets, depreciation and amortization are necessary elements of its costs and ability to generate profits; and
▪	they do not include provision for taxes. The payment of taxes is a necessary element of the Company’s operations.

Management compensates for these limitations by using EBITDA and adjusted EBITDA as only two of several measures for evaluating the Company’s business performance.  In addition, capital expenditures, which impact depreciation and amortization, interest expense and income tax expense, are reviewed separately by management. Management believes these non-GAAP measures provide both management and investors with a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. EBITDA and adjusted EBITDA are not intended to be measures of liquidity or cash flows from operations or measures comparable to net income as they do not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments.

Adjusted net income for the three months ended September 30, 2008 excludes the after tax effects of $2 million of charges associated with the acquisition of franchise restaurants from a large franchisee in the U.S. and $1 million of start up charges associated with acquired restaurants. Adjusted income tax expense for the three months ended September 30, 2008 is calculated by using the Company’s actual tax rate for all items with the exception of the adjustments described above to which a U.S. federal and state rate of 36.5% has been applied, resulting in an adjusted effective tax rate of 34.2%. Adjusted earnings per share is calculated using adjusted net income divided by weighted average shares outstanding. These non-GAAP measures allow management to measure performance on a more comparable basis. There were no adjustments to net income or earnings per share for the three months ended September 30, 2007.

Non–GAAP Reconciliations
 (In millions except per share data)

Reconciliations for EBITDA, adjusted EBITDA, adjusted net income and adjusted earnings per share are as follows:

	Three Months Ended
	September 30,
	2008	2007
EBITDA and adjusted EBITDA

Net income	$50	$49
Interest expense, net	14	16
Income tax expense	26	31
Depreciation and amortization	26	21
EBITDA	116	117
Adjustments:
Restaurant acquisition charges	2	-
Acquisition start up charges	1	-
Total adjustments	3	-
Adjusted EBITDA	$119	$117

	Three Months Ended
	September 30,
	2008	2007

Adjusted net income
Net Income	$50	$49
Income tax expense	26	31
Income before income taxes	76	80
Adjustments:
Restaurant acquisition charges	2	-
Acquisition start up charges	1	-
Total Adjustments	3	-

Adjusted Income before income taxes	79	80

Adjusted income tax expense (1)	27	31

Adjusted net income	$52	$49

Weighted average shares outstanding - diluted	137.3	137.7

Earnings per share- diluted (2)	$0.36	$0.35
Adjusted earnings per share- diluted (2) (3)	$0.38	$0.35

(1) Adjusted income tax expense for the three months ended September 30, 2008 is calculated by using the Company's actual tax rate for all items with the exception of the adjustments listed above to which a U.S. federal and state tax rate of 36.5% has been applied.

(2) Diluted earnings per share is calculated using whole dollars and diluted weighted average shares outstanding.

(3) Adjusted diluted earnings per share is calculated using adjusted net income divided by diluted weighted average shares outstanding.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales growth
Refers to the change in restaurant sales in one period from the comparable prior year period for restaurants that have been open for thirteen months or longer, excluding the impact of currency translation.

Sales growth	Refers to the change in restaurant sales from one period to another, excluding the impact of currency translation.

Constant Currencies	Excludes impact of changes in currency exchange rates.

Actual Currencies	Includes impact of changes in currency exchange rates.

Average restaurant sales	Refers to average restaurant sales for the defined period. It is calculated as the total sales averaged over total store months for all restaurants open during that period.

Worldwide	Refers to measures for all geographic locations on a combined basis.

System or system-wide	Refers to measures with Company and franchise restaurants combined. Unless otherwise stated, sales growth, comparable sales growth and average restaurant sales are presented on a system-wide basis.

Franchise sales	Refers to sales at all franchise restaurants. Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of sales from franchise restaurants and are reported as franchise revenues by the Company.

Company restaurant revenues	Consists of sales at Company restaurants.

Franchise revenues	Consists primarily of royalties earned on franchise sales and franchise fees. Royalties earned are based on a percentage of franchise sales.

Property revenues	Includes property income from real estate that the Company leases or subleases to franchisees.
Company restaurant expenses
Consists of all costs necessary to manage and operate Company restaurants including (a) food, paper and product costs, (b) payroll and employee benefits, and (c) occupancy and other operating expenses, which include rent, utility costs, insurance, repair and maintenance costs, depreciation for restaurant property and other operating costs.

Company restaurant margin	Represents Company restaurant revenues less Company restaurant expenses. Company restaurant margin is calculated using dollars expressed in hundreds of thousands.

Property expenses	Includes rent and depreciation expense related to properties leased or subleased by the Company to franchisees and the cost of building and equipment leased by the Company to franchisees.

Selling, general and administrative expenses (SG&A)
Comprised of advertising and promotional expenses and general and administrative expenses, such as costs of field management for Company and franchise restaurants and corporate overhead, including corporate salaries and facilities.

Other operating (income) expense, net
Includes income and expenses that are not directly derived from the Company’s primary business such as gains and losses on asset and business disposals, write-offs associated with Company restaurant closures, impairment charges, charges recorded in connection with acquisitions of franchise operations, gains and losses on  currency transactions, gain and losses on foreign currency forward contracts and other miscellaneous items.

Burger King Holdings, Inc. and Subsidiaries
Supplemental Information
Three Months Ended September 30, 2008

SUPPLEMENTAL INFORMATION

The following supplemental information relates to Burger King Holdings, Inc.’s results for the three months ended September 30, 2008.

Our business operates in three reportable business segments: (1) the United States (U.S.) and Canada; (2) Europe, the Middle East, Africa and Asia Pacific, or EMEA/APAC; and (3) Latin America.

Seasonality

Restaurant sales are typically higher in the spring and summer months (our fourth and first fiscal quarters) when the weather is warmer than in the fall and winter months (our second and third fiscal quarters). Restaurant sales during the winter are typically highest in December, during the holiday shopping season. Our restaurant sales and Company restaurant margin are typically lowest during our third fiscal quarter, which occurs during the winter months and includes February, the shortest month of the year.

Revenues (Dollars in millions)

Revenues consist of Company restaurant revenues, franchise revenues and property revenues.

	Three Months Ended September 30,
			% Increase
	2008	2007	(Decrease)
Company restaurant revenues:
U.S. & Canada	$340	$290	17%
EMEA/APAC	138	135	2%
Latin America	19	16	19%
Total Company restaurant revenues	497	441	13%
Franchise revenues:
U.S. & Canada	84	79	6%
EMEA/APAC	49	41	20%
Latin America	13	11	18%
Total franchise revenues	146	131	11%
Property revenues:
U.S. & Canada	23	23	0%
EMEA/APAC	8	7	14%
Latin America	-	-	NA
Total property revenues	31	30	3%
Total revenues:
U.S. & Canada	447	392	14%
EMEA/APAC	195	183	7%
Latin America	32	27	19%
Total revenues	$674	$602	12%

NA - Not applicable

Total Revenues

Total revenues increased by $72 million, or 12%, to $674 million for the three months ended September 30, 2008, primarily as a result of increases in both Company restaurant revenues and franchise revenues. Company restaurant revenues increased by $56 million, or 13%, to $497 million during the three months ended September 30, 2008 compared to the same period in the prior year, primarily as a result of the addition of 145 Company restaurants (net of closures and sales of Company restaurants to franchisees, or “refranchisings”) during the twelve months ended September 30, 2008 and worldwide Company comparable sales growth of 1.9%. The net increase of 145 Company restaurants includes the net acquisition of 130 franchise restaurants, primarily in the U.S. and Canada. Revenues from the acquired restaurants totaled $42 million for the period. Approximately $9 million, or 16%, of the increase in Company restaurant revenues was generated by the favorable impact from the movement of currency exchange rates, primarily in EMEA.

Total franchise revenues increased by $15 million, or 11%, to $146 million during the three months ended September 30, 2008, compared to the same period in the prior year, driven by a net addition of 197 franchise restaurants during the twelve months ended September 30, 2008, worldwide franchise comparable sales growth of 3.9% for the period, higher effective royalty rates in the U.S. and approximately a $3 million favorable impact from the movement of currency exchange rates, primarily in EMEA. This increase was partially offset by a reduction in royalty payments due to the Company’s net acquisition of 130 franchise restaurants during the twelve months ended September 30, 2008.

Positive comparable sales of 3.6% for the period were driven by our strategic pricing initiatives, our barbell menu strategy of innovative indulgent products and value menu items, and the continued development of our breakfast and late night dayparts.

For the three months ended September 30, 2008, the favorable impact on revenues from the movement of currency exchange rates was substantially offset by the unfavorable impact of exchange rates on Company restaurant expenses and selling, general and administrative expenses, resulting in a net favorable impact on income from operations of $2 million.

U.S. and Canada

In the U.S. and Canada, Company restaurant revenues increased by $50 million, or 17%, to $340 million during the three months ended September 30, 2008 compared to the same period in the prior year, primarily as a result of a net increase of 155 Company restaurants during the twelve months ended September 30, 2008, including the net acquisition of 141 franchise restaurants, and Company comparable sales growth of 1.3% for the period in this segment. Revenues from the acquired restaurants totaled $42 million for the period.

In the U.S. and Canada, franchise revenues increased by $5 million, or 6%, to $84 million during the three months ended September 30, 2008, compared to the same period in the prior year, primarily as a result of franchise comparable sales growth of 3.2% in this segment and higher effective royalty rates in the U.S. This increase was partially offset by the elimination of royalties from 129 fewer franchise restaurants compared to the same period in the prior year due to the net acquisition of 141 franchise restaurants by the Company, offset by the net opening of 12 new franchise restaurants during the twelve months ended September 30, 2008.

Positive comparable sales in the U.S. and Canada of 3.0% for the period were driven primarily by our strategic pricing initiatives as well as successful product promotions, such as the Steakhouse Burger in the U.S., the introduction of the new BK™ Kids Meal (including Kraft® Macaroni and Cheese and BK™ Fresh Apple Fries) and the Spicy Chicken BK Wrapper™ offering on the BK® Value Menu. Promotional tie-ins with marketing properties, such as Pokemon™, Neopets® and Crayola™, also positively impacted comparable sales.

EMEA/APAC

In EMEA/APAC, Company restaurant revenues increased by $3 million, or 2%, to $138 million during the three months ended September 30, 2008, compared to the same period in the prior year, primarily as a result of Company comparable sales growth of 3.4% for the period in this segment and an $8 million favorable impact from the movement of currency exchange rates in EMEA. Partially offsetting these factors was a decrease in revenues from a net reduction of 18 Company restaurants during the twelve months ended September 30, 2008, due to the refranchising of 11 Company restaurants in Germany and the net closure of 7 Company restaurants in the U.K.

In EMEA/APAC, franchise revenues increased by $8 million, or 20%, to $49 million during the three months ended September 30, 2008, compared to the same period in the prior year, driven by a net increase of 232 franchise restaurants during the twelve months ended September 30, 2008, franchise comparable sales growth of 5.0% for the period in this segment and a $3 million favorable impact from the movement of currency exchange rates.

Positive comparable sales in the EMEA/APAC segment of 4.8% for the period were driven primarily by our strategic pricing initiatives as well as successful product promotions, such as Whopper® sandwich limited time offers throughout the region, BK Fusion™ Real Ice Cream and the Long Chicken sandwich limited time offer in Spain.

Latin America

In Latin America, Company restaurant revenues increased by $3 million, or 19%, to $19 million during the three months ended September 30, 2008, compared to the same period in the prior year, primarily as a result of a net increase of eight Company restaurants during the twelve months ended September 30, 2008, Company comparable sales growth of 2.3% for the period in this segment and a $1 million favorable impact from the movement of currency exchange rates.

Latin America franchise revenues increased by $2 million, or 18%, to $13 million during the three months ended September 30, 2008 compared to the same period in the prior year, as a result of the net addition of 94 franchise restaurants during the twelve months ended September 30, 2008 and franchise comparable sales growth of 5.4% for the period in this segment.

Positive comparable sales in this segment of 5.2% for the period reflect continued strength in Central and South America, as well as our Caribbean markets. This was driven by our barbell menu strategy featuring an everyday value platform such as our new 'Come Como Rey' (Eat Like A King) value menu in Mexico, plus indulgent products, such as our new Steakhouse burger rolled out in Central America and the Caribbean. Successful promotional tie-ins with movie properties, such as Indiana Jones™ and the Kingdom of the Crystal Skull™ with our Adventure Whopper® sandwich, and Batman™ the Dark Knight with our Hero BK Stacker™ combo meal also positively impacted comparable sales.

Additional information regarding the key performance measures discussed above is as follows:

Key Revenue Performance Measures

	As of September 30,
			Increase/
	2008	2007	(Decrease)
Number of Company restaurants:
U.S. & Canada	1,056	901	155
EMEA/APAC	293	311	(18)
Latin America	85	77	8
Total	1,434	1,289	145

Number of franchise restaurants:
U.S. & Canada	6,452	6,581	(129)
EMEA/APAC	2,813	2,581	232
Latin America	933	839	94
Total	10,198	10,001	197

Number of system restaurants:
U.S. & Canada	7,508	7,482	26
EMEA/APAC	3,106	2,892	214
Latin America	1,018	916	102
Total	11,632	11,290	342

	Three Months Ended September 30,
	2008	2007
	(In Constant Currencies)
Company Comparable Sales Growth:
U.S. & Canada	1.3%	3.6%
EMEA / APAC	3.4%	2.5%
Latin America	2.3%	(0.6)%
Total Company Comparable Sales Growth	1.9%	3.1%

Franchise Comparable Sales Growth:
U.S. & Canada	3.2%	7.0%
EMEA / APAC	5.0%	4.9%
Latin America	5.4%	4.2%
Total Franchise Comparable Sales Growth	3.9%	6.3%

System Comparable Sales Growth:
U.S. & Canada	3.0%	6.6%
EMEA/APAC	4.8%	4.6%
Latin America	5.2%	3.8%
Total System Comparable Sales Growth	3.6%	5.9%

Sales Growth:
U.S. & Canada	3.7%	6.7%
EMEA/APAC	10.7%	11.6%
Latin America	16.3%	14.4%
Total worldwide sales growth	6.5%	8.5%

	(In Actual Currencies)
Worldwide average restaurant sales (In thousands)	$343	$327

The following table represents sales at franchise restaurants.  Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of franchise sales and are reported as franchise revenues by the Company.

	Three Months Ended September 30,
	2008	2007	% Increase/ (Decrease)
Franchise sales: (Dollars in millions)
U.S. & Canada	$2,120	$2,083	2%
EMEA/APAC	1,082	921	17%
Latin America	260	222	17%
Total worldwide	$3,462	$3,226	7%

Company Restaurant Margin (Dollars in millions)

	Percent of Revenues (1)		Amount

Three Months Ended September 30,	2008	2007	2008	2007
Company restaurants:
U.S. & Canada	12.1%	15.3%	$41	$44
EMEA/APAC	12.9%	14.4%	17	20
Latin America	18.8%	23.8%	4	4
Total	12.6%	15.3%	$62	$68

(1) Calculated using dollars expressed in hundreds of thousands.

	Three Months Ended
	September 30,
Company restaurant expenses as a percentage of revenues: (1)	2008	2007
Food, paper and product costs	32.6%	31.1%
Payroll and employee benefits	30.3%	29.7%
Occupancy and other operating costs	24.5%	23.9%
Total Company restaurant expenses	87.4%	84.7%

(1) Calculated using dollars expressed in the hundreds of thousands.

Total Company Restaurant Margin

Total Company restaurant margin dollars decreased by $6 million, or 7%, to $62 million for the three months ended September 30, 2008, compared to the same period in the prior year. This decrease primarily reflects the impact of significant increases in commodity costs, accelerated depreciation expense and lost net revenues due to temporary restaurant closures associated with the Company’s reimaging program in the U.S. and Canada, a $1 million decrease from the refranchising of 11 high margin Company restaurants in EMEA in the prior year, as well as increased labor costs in EMEA. This decrease was partially offset by $6 million of incremental margin dollars derived from the net acquisition of 141 Company restaurants in the U.S. and Canada during the twelve months ended September 30, 2008 and worldwide Company comparable sales growth of 1.9%. The movement of currency exchange rates also had a $1 million favorable impact on Company restaurant margin, primarily in EMEA.

As a percentage of revenues, Company restaurant margin decreased by 2.7 percentage points for the three month period, reflecting increased commodity costs, costs associated with our restaurant reimaging program in the U.S. and Canada and increased labor costs in EMEA. This decrease was partially offset by the benefits realized from the closure and refranchising of under-performing Company restaurants in the U.K in the prior year and positive worldwide Company comparable sales.

Commodity costs have increased significantly across all segments, with the cost of many of our core commodities reaching historical highs during the first quarter of fiscal 2009. However, since the end of July 2008, we have seen a significant reduction in the price of several of these commodities.

U.S. & Canada

Company restaurant margin decreased by $3 million, or 7%, to $41 million in the U.S. and Canada for the three months ended September 30, 2008, compared to the same period in the prior year. This decrease reflects the impact of significant increases in commodity costs, as well as costs associated with the reimaging of Company restaurants, including accelerated depreciation expense and lost net revenues due to temporary restaurant closures. In addition, Company restaurant margin was affected by increases in rent and utility costs. These factors were partially offset by $6 million of incremental margin dollars derived from the net acquisition of 141 Company restaurants during the twelve months ended September 30, 2008 and positive Company comparable sales of 1.3% in this segment. In addition, Company restaurant margin benefited from the net addition of 155 Company restaurants, which includes the net acquisition of 141 franchise restaurants, during the twelve months ended September 30, 2008.

As a percentage of revenues, Company restaurant margin decreased by 3.2 percentage points, reflecting increased commodity costs and costs associated with our restaurant reimaging program, partially offset by the benefits realized from positive Company comparable sales of 1.3% in this segment.

The pricing index of our core commodities, as provided by our purchasing agent in the U.S. and Canada, increased by 17.0% during the first quarter of fiscal 2009 compared to the same period in the prior year. Prices of beef, cheese and oils reached their historical highs during the first quarter of fiscal 2009 and have significantly decreased since the end of July 2008.

EMEA/APAC

Company restaurant margin decreased by $3 million, or 8%, to $17 million in EMEA/APAC for the three months ended September 30, 2008 compared to the same period in the prior year.  This decrease reflects the impact of government mandated and contractual increases in hourly wages in Germany, significant increases in commodity costs and a $1 million decrease from the refranchising of 11 high margin Company restaurants in Germany in the prior year. These factors were partially offset by the benefits realized from positive Company comparable sales of 3.4% in this segment and the favorable impact from currency exchange rates of $1 million in EMEA.

As a percentage of revenues, Company restaurant margin decreased in EMEA/APAC by 1.5 percentage points for the three months ended September 30, 2008 from the prior year period due to the negative impact from increases in hourly wages in Germany, significant increases in commodity costs and the refranchising of 11 high margin Company restaurants in Germany in the prior year.  These factors were partially offset by positive Company comparable sales of 3.4% in this segment and the benefits realized from the closure and refranchising of under-performing Company restaurants in the U.K. in the prior year.

Latin America

Company restaurant margin remained relatively unchanged at $4 million in Latin America for the three months ended September 30, 2008 as compared to the same period in the prior year. This reflects a net increase of eight Company restaurants during the twelve months ended September 30, 2008, and positive Company comparable sales in this segment, offset by an increase in the cost of commodities and accelerated depreciation related to an anticipated restaurant closure.

As a percentage of revenues, Company restaurant margin decreased by 5.0 percentage points, reflecting the unfavorable impact from accelerated depreciation on an anticipated restaurant closure and increased commodity costs, partially offset by positive Company comparable sales of 2.3% in this segment.

Selling, General and Administrative Expenses (Dollars in millions):

	Three Months Ended September 30,
	2008	2007	% Increase/ (Decrease)

Selling Expenses	$24	$23	4%
General and Administrative Expenses	101	96	5%
Total Selling, General and Administrative Expenses	$125	$119	5%

Selling expenses increased by $1 million, or 4%, to $24 million for the three months ended September 30, 2008, compared to the same period in the prior year. The increase is primarily attributable to $1 million of additional sales promotions and advertising expenses generated by higher Company restaurant revenues. The impact from currency exchange rates was not significant.

General and administrative expenses increased by $5 million, or 5%, to $101 million for the three months ended September 30, 2008, compared to the same period in the prior year. The increase is primarily attributable to a $1 million increase in corporate salary and other fringe benefits, $1 million in stock-based compensation, $2 million of incremental amortization expense related to re-acquired franchise rights from restaurant acquisitions, and $3 million of unfavorable impact from currency exchange rates. These increases were partially offset by $2 million in net miscellaneous cost savings.

Other Operating (Income) Expense, Net

Other operating expense, net for the three months ended September 30, 2008 was $9 million, compared to zero for the same period in the prior year. This includes a $3 million charge related to the remeasurement of foreign denominated assets and $2 million of net charges from the use of foreign currency forward contracts.  It also includes $2 million of charges associated with the acquisition of franchise restaurants from a large franchisee in the U.S.

Income from Operations (by Segment) (Dollars in millions):

	Three Months Ended September 30,
	2008	2007	% Increase/ (Decrease)

U.S. & Canada	$85	$97	(12)%
EMEA/APAC	23	20	15%
Latin America	10	9	11%
Unallocated	(28)	(30)	(7)%
Total	$90	$96	(6)%

Interest Expense, Net

Interest expense, net decreased by $2 million during the three months ended September 30, 2008 compared to the same period in the prior year, reflecting a decrease in rates paid on borrowings during the period. The weighted average interest rates for the three months ended September 30, 2008 and 2007 were 5.4% and 6.8%, respectively, which included the impact of interest rate swaps on 76% and 51% of our term debt, respectively.

Income Taxes

Income tax expense was $26 million for the three months ended September 30, 2008, resulting in an effective tax rate of 34.2% primarily due to currency fluctuations and the current mix of income from multiple tax jurisdictions.

Income tax expense was $31 million for the three months ended September 30, 2007 resulting in an effective tax rate of 38.8%. During the three months ended September 30, 2007, we recorded a tax charge of $6 million related to law changes in various foreign jurisdictions and a tax benefit of $3 million due to the release in valuation allowance as it was determined that certain deferred tax assets would be realized.